                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement

[_] Confidential, for Use of the Commission Only (as permitted by
Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                  Embrex, Inc.
                                  ------------
                (Name of Registrant as Specified In Its Charter)

                                 Not Applicable
                                 --------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

                                  EMBREX, INC.
                                1040 Swabia Court
                          Durham, North Carolina 27703
               _____________________________________________________

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
               _____________________________________________________

                           To Be Held on May 16, 2002

To Shareholders:

         You are cordially invited to attend the Annual Meeting of Shareholders of Embrex, Inc. (the "Company") which will be held on Thursday, May 16, 2002, at 9:00 a.m. local time, at the North Carolina Biotechnology Center, 15 Alexander Drive, Research Triangle Park, North Carolina for the following purposes:

         (1) To elect a Board of Directors of the Company for the ensuing year.

         (2) To approve an amendment to the Company's Amended and Restated Incentive Stock Option and Nonstatutory Stock Option Plan, which would increase the maximum number of shares of Common Stock available for issuance pursuant to such Plan.

         (3) To ratify the action of the Board of Directors in appointing Ernst & Young LLP as independent accountants for the fiscal year ending December 31, 2002.

         (4) To transact such other business as may properly come before the Annual Meeting or any adjournments of the meeting.

         Shareholders of record at the close of business on March 15, 2002, are entitled to notice of and to vote at the Annual Meeting and any adjournment, postponement or continuation of the meeting.

         IT IS DESIRABLE THAT YOUR SHARES OF STOCK BE REPRESENTED AT THE MEETING REGARDLESS OF THE NUMBER OF SHARES YOU MAY HOLD. EVEN THOUGH YOU MAY PLAN TO ATTEND THE MEETING IN PERSON, PLEASE CAST YOUR VOTE ACCORDING TO THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD. IF VOTING BY MAIL, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED PREPAID ENVELOPE, AND ALLOW SUFFICIENT TIME FOR THE POSTAL SERVICE TO DELIVER YOUR PROXY BEFORE THE MEETING. IF VOTING BY TELEPHONE OR ON THE INTERNET, PLEASE FOLLOW THE INSTRUCTIONS ON YOUR PROXY CARD. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

                                              By Order of the Board of Directors

                                              /s/ Don T. Seaquist

                                              Don T. Seaquist
                                              Secretary

Durham, North Carolina
April 15, 2002

                                  EMBREX, INC.
                                1040 Swabia Court
                          Durham, North Carolina 27703

              ----------------------------------------------------

                                 PROXY STATEMENT

              ----------------------------------------------------

             Annual Meeting of Shareholders to be held May 16, 2002

                         SOLICITATION AND VOTING RIGHTS

         This Proxy Statement and the accompanying proxy card are being mailed to shareholders on or about April 15, 2002, in connection with the solicitation of proxies by the Board of Directors of Embrex, Inc. (the "Company") for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at North Carolina Biotechnology Center, 15 Alexander Drive, Research Triangle Park, North Carolina, on May 16, 2002, at 9:00 a.m., local time, and at any adjournment, postponement or continuation of the meeting. All expenses incurred in connection with this solicitation, including postage, printing, handling, and the actual expenses incurred by custodians, nominees, and fiduciaries in forwarding proxy material to beneficial owners, will be paid by the Company. In addition to solicitation by mail, certain officers, directors, and employees of the Company, who will receive no additional compensation for their services, may solicit proxies by telephone, personal communication or other means. Automatic Data Processing has been engaged by the Company to tabulate the proxy voting. The aggregate fees to be paid to Automatic Data Processing are not expected to exceed $20,000.

The purposes of the Annual Meeting are:

(1) to elect six nominees to the Board of Directors;

(2) to approve an amendment to the Company's Amended and Restated Incentive Stock Option and Nonstatutory Stock Option Plan, which would increase the maximum number of shares of Common Stock available for issuance pursuant to such Plan;

(3) to ratify the action of the Board of Directors in appointing Ernst & Young LLP as independent accountants for the fiscal year ending December 31, 2002; and

(4) to act upon such other matters as may properly come before the Annual Meeting or any adjournments of the meeting.

The Board of Directors knows of no other matters other than those stated above to be brought before the Annual Meeting or any adjournment of the meeting.

         Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted by: filing with the Secretary of the Company written notice of revocation, provided such notice is actually received prior to the vote of shareholders; duly executing and filing a subsequent proxy with the Secretary of the Company before the vote of shareholders; or attending the Annual Meeting and voting in person. If the accompanying proxy card is properly voted according to the instructions, the proxy and the shares of the Company represented by the proxy will be voted in the manner directed in the proxy card. If no direction is made, the proxy and such shares will be voted FOR the proposals set forth in the accompanying proxy card and described in this Proxy Statement. If any other matter properly comes before the Annual Meeting or any adjournments of the meeting, the proxy card will confer discretionary authority to vote and the proxyholders named in the proxy card will vote on any such matters in their discretion.

         The Board of Directors has fixed the close of business on March 15, 2002 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting and all adjournments of the meeting. As of the close of business on March 15, 2002, there were 8,031,902 shares of Common Stock of the Company outstanding and entitled to vote. On all matters to come before the Annual Meeting, each holder of Common Stock will be entitled to one vote for each share held. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares entitled to vote at the meeting will constitute a quorum.

           SHARE OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

Share Ownership of Management

         The following table sets forth certain information, as of March 31, 2002, regarding shares of Common Stock of the Company owned of record or known to the Company to be owned beneficially by each director and nominee for director, each executive officer named in the Summary Compensation Table in this Proxy Statement, and all directors and executive officers as a group. Except as indicated in the footnotes to this table, each of the persons named in the table has sole voting and investment power with respect to the shares beneficially owned by such person. The percentage is based on 8,041,021 shares outstanding of the Company as of March 31, 2002. The address of the directors, nominees and executive officers is the Company's address.

                                                            Shares
                                                            ------
Name                                                Beneficially Owned (1)      Percent of Class
----                                                ----------------------      ----------------

Randall L. Marcuson (2) ..........................          322,658                   4.0%
C. Daniel Blackshear (3) .........................           37,900                     *
Peter J. Holzer (4) ..............................           79,300                   1.0%
Ganesh M. Kishore, Ph.D (5) ......................            5,000                     *
John E. Klein (6) ................................           10,000                     *
Arthur M. Pappas (7) .............................           27,000                     *
Walter V. Smiley (8) .............................           43,500                     *
Don T. Seaquist (9) ..............................           96,199                   1.2%
David M. Baines, Ph.D. (10) ......................           92,463                   1.2%
Brian V. Cosgriff (11) ...........................           49,358                     *
Catherine A. Ricks, Ph.D. (12) ...................           98,866                   1.2%
Brian C. Hrudka (13) .............................           40,504                     *
All Directors and Executive Officers
as a Group (12 Persons) (14) .....................          902,748                  11.2%

-------------
* Less than one percent

(1) The shares of Common Stock and voting rights owned by each person or by all directors and executive officers as a group, and the shares included in the total number of shares of Common Stock outstanding used to determine the percentage of shares of Common Stock owned by each person and such group, have been adjusted in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, to reflect the ownership of shares issuable upon exercise of outstanding options, warrants or other common stock equivalents which are exercisable within 60 days. As provided in such Rule, such shares issuable to any holder are deemed outstanding for the purpose of calculating such holder's beneficial ownership but not any other holder's beneficial ownership.
(2) Includes 162,501 shares of Common Stock subject to exercisable options, 5,678 shares of Common Stock owned jointly by Mr. Marcuson and his children and 154,479 shares owned by Mr. Marcuson.
(3) Includes 15,400 shares of Common Stock owned by Mr. Blackshear and 22,500 shares of Common Stock subject to exercisable options.
(4) Includes 35,000 shares of Common Stock owned by Mr. Holzer, 21,800 shares of Common Stock owned by Mr. Holzer's spouse, and 22,500 shares of Common Stock subject to exercisable options.
(5)      Includes 5,000 shares of Common Stock subject to exercisable options.
(6) Includes 1,000 shares of Common Stock held by trust for the benefit of Mr. Klein and 9,000 shares of Common Stock subject to exercisable options.
(7) Includes 22,000 shares of Common Stock owned by Mr. Pappas and 5,000 shares of Common Stock subject to exercisable options. Mr. Pappas is not standing for re-election at the Annual Meeting.
(8) Includes 8,500 shares of Common Stock owned by Smiley Family Limited Partnership, of which Mr. Smiley is a limited partner, 5,000 shares owned by the Campbell Family Children's Trust, of which Mr. Smiley is a Trustee, 10,000 shares directly owned by Mr. Smiley and 20,000 shares subject to exercisable options.
(9) Includes 26,199 shares of Common Stock owned by Mr. Seaquist and 70,000 shares of Common Stock subject to exercisable options.
(10) Includes 18,963 shares of Common Stock owned by Dr. Baines and 73,500 shares of Common Stock subject to exercisable options.
(11) Includes 11,141 shares of Common Stock owned by Mr. Cosgriff, 38,000 shares of Common Stock subject to exercisable options and 217 shares of Common Stock owned jointly by Mr. Cosgriff and his children.
(12) Includes 22,416 shares of Common Stock owned by Dr. Ricks, 76,350 shares of Common Stock subject to exercisable options and 100 shares of Common Stock owned by Dr. Ricks' spouse. Dr. Ricks disclaims beneficial ownership of the shares held by her spouse.
(13) Includes 18,963 shares of Common Stock owned by Mr. Hrudka and 38,125 shares of Common Stock subject to exercisable options.
(14)     Includes 537,476 shares of Common Stock subject to exercisable options.

Share Ownership of Certain Beneficial Owners

         In addition, the following table sets forth certain information as to each person known to the Company to be the beneficial owner of more than five percent of the Company's Common Stock as of March 31, 2002. The percentage is calculated based on 8,041,021 shares outstanding of the Company as of March 31, 2002.

Name and Address                        Shares
of Beneficial Owner                Beneficially Owned          Percent of Class
-------------------                ------------------          ----------------

Mohamed Abdulmohsin                   629,500 (1)                     7.8%
Al Kharafi & Sons W.L.L.
     P.O. Box 886 Safat
     3009 Safat Kuwait

FMR Corp., Edward C. Johnson 3d        1,109,880 (2)                13.8%
     and Abigail P. Johnson
     82 Devonshire Street
     Boston, MA 02109

------------------------
(1) Based on a Schedule 13D filed by Mohamed Abdulmohsin Al Kharafi & Sons W.L.L. (Kharafi) with the Securities and Exchange Commission dated May 15, 1996. Kharafi indicated in the Schedule 13D that it holds the Company's Common Stock as an equity investment.
(2) Based on a Schedule 13G/A filed by FMR Corp., Edward C. Johnson 3d and Abigail P. Johnson with the Securities and Exchange Commission on February 14, 2002. Fidelity Management & Research Company (Fidelity) is a subsidiary of FMR Corp. and an investment adviser to Fidelity Low Priced Stock Fund (the Fund) which owns 783,900 shares. Mr. Johnson is Chairman of FMR Corp. and Ms. Johnson is a Director and each is a substantial shareholder of FMR Corp. FMR Corp. and Mr. Johnson each report sole dispositive power over the shares through control of Fidelity and the Fund, but disclaim voting power over the shares. Sole voting power resides with the Board of Trustees of Fidelity's funds.

                                   MANAGEMENT

The executive officers of the Company are as follows:

Name                                Age   Position with Company
----                                ---   ---------------------

Randall L. Marcuson .............   53    President, Chief Executive Officer and Director
Don T. Seaquist .................   53    Vice President, Finance and Administration
David M. Baines, Ph.D. ..........   54    Vice President, Global Marketing and Sales
Brian V. Cosgriff ...............   49    Vice President, Sales and Marketing
Catherine A. Ricks, Ph.D. .......   55    Vice President, Research and Development
Brian C. Hrudka .................   44    Vice President, Global Product Development and Supply

         Randall L. Marcuson joined the Company in 1990 as President and Chief Executive Officer and a director. Prior to coming to the Company, Mr. Marcuson was Vice President, Animal Health Products for the International Agricultural Division of American Cyanamid. Mr. Marcuson joined American Cyanamid in 1984 after 10 years of domestic and international marketing experience with Monsanto Agricultural Products Company. Mr. Marcuson holds a B.A. degree in international relations from the University of Kansas.

         Don T. Seaquist joined the Company in 1996 as Vice President, Finance and Administration. Prior to joining the Company, Mr. Seaquist was Vice President and Treasurer of Greyhound Lines, Inc. from February 1990 to January 1995. Previously, Mr. Seaquist was Managing Director of Trinity Litchfield Group, an investment firm, Vice President and Treasurer of Horsehead Industries, an international manufacturing company, and Manager of International Corporate Finance for United Technologies Corporation. Mr. Seaquist holds a B.S.B.A. in Management from Georgetown University and an MBA in Finance and Marketing from Columbia University.

         David M. Baines, Ph.D. was appointed Vice President, Global Marketing and Sales in July 1999. Dr. Baines has been a Vice President of Embrex, Inc. since 1995 and joined the Company in 1993 as Managing Director of Embrex Europe Limited and served in this capacity until 1999. Prior to this, Dr. Baines served as a consultant to the Company. Before his affiliation with Embrex, Dr. Baines had a 23-year career with Rhone Merieux, a subsidiary of Rhone-Poulenc. Dr. Baines served as Chief Executive of

Rhone Merieux's United Kingdom animal health subsidiary, and before that as General Manager of its operations in New Zealand. Dr. Baines began his career as a development and senior research scientist for Rhone Merieux, and holds a B.Sc. degree in Zoology from Reading University and a Ph.D. degree in Entomology from London University.

         Brian V. Cosgriff joined the Company in 1995 as Vice President, Sales and Marketing North America. Prior to joining the Company, Mr. Cosgriff was with SmithKline Beecham for approximately nine years, where he served in various capacities, including Director of Strategic Product Development for that firm's Animal Health business, Director of Business Development and Planning in the United States, and as Sales Director in Australia. Mr. Cosgriff has also worked for Monsanto Australia, Ltd. and Merck Sharp & Dohme, New Zealand. Mr. Cosgriff holds a B.S. degree in biology and economics from the University of Canterbury, Christchurch, New Zealand and an advanced degree in marketing from the University of New South Wales in Sydney, Australia.

         Catherine A. Ricks, Ph.D. joined the Company in 1989 as Vice President, Research and Development. Prior to joining the Company, Dr. Ricks was Manager of Animal Industry Discovery and Biotechnology for American Cyanamid. During her 10 years with American Cyanamid she managed a variety of research programs directed at increasing livestock productivity. She holds a B.S. in botany and an M.S. in plant physiology from London University, London, England, and a Ph.D. in dairy science from Michigan State University, and is an Adjunct Professor in poultry science at North Carolina State University.

         Brian C. Hrudka joined the Company in 1999 as Vice President, Global Commercial Development (title subsequently changed to Vice President, Global Product Development and Supply). Prior to joining the Company, Mr. Hrudka was with Novartis in the United States for approximately nine years, where he served in various capacities, including Vice President, Operations and Chief Financial Officer & Director of Business Development for the Animal Health Division, and as Brand Manager for the Plant Genetics Division for Ciba-Geigy, Inc., the predecessor company to Novartis prior to the merger of Ciba-Geigy and Sandoz. He also worked at Ciba-Geigy Global Headquarters in Basel, Switzerland for three years. He worked for King Agro Inc. in a variety of sales and managerial positions. Mr. Hrudka holds both a B.S. degree in Biochemistry and an MBA from the University of Western Ontario.

                        PROPOSAL 1: ELECTION OF DIRECTORS

         Pursuant to the authority granted by the Company's Bylaws, the Board of Directors of the Company has established the number constituting the Board of Directors to be eight. The proxies cannot be voted for a greater number of persons than the number of nominees named, and any seat not filled at the Annual Meeting may be filled as a vacancy by the Board of Directors. Each of the nominees currently serves as a director of the Company. The six nominees for election as directors are named and certain other information is provided below:

Name                                     Position with Company                  Age   First Year
----                                     ---------------------                  ---     Elected
                                                                                       Director
                                                                                       --------

Randall L. Marcuson ..................   President, Chief Executive             53       1990
                                         Officer and Director
C. Daniel Blackshear (1) .............   Director                               58       1998
Peter J. Holzer (1)(2) ...............   Chairman of the Board of Directors     56       1998
Ganesh M. Kishore, Ph.D. (3) .........   Director                               48       2002
John E. Klein (1)(2) .................   Director                               56       2001
Walter V. Smiley (2) .................   Director                               64       1999

(1)  Member of the Audit Committee of the Board.
(2) Member of the Compensation Committee of the Board. Arthur Pappas also is a member of the Compensation Committee, but he is not standing for re-election to the Board of Directors at the Annual Meeting.
(3)  Elected to the Board January 2002.

         Randall L. Marcuson's biographical information is included under the heading "MANAGEMENT" in this Proxy Statement.

         C. Daniel Blackshear has served as a director of the Company since 1998. Mr. Blackshear has been President and CEO of Carolina Turkeys since 1994. Carolina Turkeys is the fourth largest turkey producer in the U.S. From 1982 to 1994, Mr. Blackshear was Senior Vice President, Food Division, of Cuddy Farms, Inc., responsible for operation of this vertically integrated operation. From 1971 to 1982, he served in a number of managerial positions at Pillsbury Farms, Country Pride Foods and ConAgra Poultry. Early in his career, he worked as Quality Assurance Director and Food Scientists Section Manager at Gold Kist, Inc. Mr. Blackshear holds both a B.S. degree in Agriculture as a poultry major and a M.S. degree in Food Science and Management from the University of Georgia. He is a past President of both the North Carolina Turkey Federation and the North Carolina Poultry Federation. He is former Director of the American Meat Institute and currently is a director of the National Turkey Federation.

         Peter J. Holzer, a private investor and management consultant, has served as a director of the Company since May 1998 and became Chairman of the Board in 2000. From 1996 to 2001, Mr. Holzer was an Advisory Director of AMT Capital Management, LLC, a New York-based strategic consulting and financial advisory firm focused on the financial services industry. From 1967 to 1996, he served in a number of managerial capacities at JP Morgan Chase, Inc. formerly The Chase Manhattan Corporation, most recently as Executive Vice President and Director, Strategic Planning and Development from 1990 to 1996. In this role, he was a member of the senior management team responsible for determining strategic direction as well as managing internal corporate development. From 1987 to 1990, he was Senior Vice President and Sector Executive, International Individual Banking, responsible for all of Chase's international private banking and consumer banking businesses. Prior positions at Chase included Vice President and General Manager in Switzerland, Vice President and General Manager in Singapore, as well as responsibilities for credit training and management of the bank's European petroleum division. Currently, Mr. Holzer also serves on the board of CAS Holdings, Inc., a privately owned firm that operates environmental testing laboratories and an internet domain name registrar, and as a trustee of Big Brothers/Big Sisters, New York, NY. He holds a B.A. degree in International Affairs from Princeton University and an MBA from Stanford University.

         Ganesh M. Kishore, Ph.D., became a director of the Company in January 2002. Dr. Kishore also serves as a Principal and Chief Scientist of Auxyn Biotech Manager, LLC and Auxyn Bioscience Ventures, L.P., a St. Louis-based merchant banking and venture capital firm that is advising and building companies focused on agriculture, nutrition and pharmaceuticals. Prior to joining Auxyn, Dr. Kishore was President, Nutrition Sector, as well as Assistant Chief Scientist, Chief Biotechnologist for Monsanto, and was responsible for building a leading genomic research capability. At Monsanto he received the Queeny Award, the highest honor bestowed by Monsanto for outstanding applications of basic research to produce commercial products that create societal and investor value. Dr. Kishore was also a Distinguished Science Fellow at Monsanto. Dr. Kishore received his Ph.D. in biochemistry from the Indian Institute of Science, and his master's and bachelor's degrees in biochemistry, physics and chemistry from the University of Mysore, India.

         John E. Klein became a director of the Company in March 2001. Mr. Klein is President and Chief Executive Officer of Bunge North America, Inc., a major international agribusiness company primarily engaged in grain and oilseed processing and the manufacture and marketing of edible oil and bakery products. Based in St. Louis, Bunge North America, Inc. is the North American operating arm of Bunge Limited [NYSE: BG]. After joining Bunge in 1976, Mr. Klein held various financial, trading and management positions in Europe, South America and New York before becoming CEO of Bunge North America, Inc. in 1985. Prior to joining Bunge, Mr. Klein taught at International College, Beirut, Lebanon and practiced law at the New York law firm of Sullivan & Cromwell. Mr. Klein holds an A. B. degree from Princeton University and a J. D. degree from the University of Michigan.

         Arthur M. Pappas has served as a director since September 1994. Mr. Pappas is Chairman and Chief Executive Officer of A. M. Pappas & Associates, LLC, an international consulting, investment and venture company that works with life science companies, products and related technologies. Prior to founding A.
M. Pappas & Associates in 1994, Mr. Pappas was a director on the main board of Glaxo Holdings plc with executive responsibilities for operations in Asia Pacific, Latin America, and Canada. In this capacity, he served as Chairman and Chief Executive Officer of Glaxo Far East (Pte) Ltd. and Glaxo Latin America Inc., as well as Chairman of Glaxo Canada Inc. Mr. Pappas has held various senior executive positions with Abbott Laboratories International Ltd., Merrell Dow Pharmaceuticals, and the Dow Chemical Company, in the United States and internationally. Mr. Pappas is a director of Valentis Inc., a gene therapy research company; Embrex Inc., a research and development company specializing in poultry in-the-egg delivery systems; KeraVision, Inc., a company developing products for reversible vision correction surgery; and AtheroGenics Inc., a biopharmaceutical company focused on research and development of genes that regulate atheroscleosis and cancer. He is also a director of privately-held ArgoMed, Inc., EBM Solutions, Inc. and Elitra Pharmaceuticals. Mr. Pappas received a B.S. in biology from Ohio State University and an M.B.A. in finance from Xavier University. Mr. Pappas is not standing for re-election at the Annual Meeting.

         Walter V. Smiley has served as director of the Company since 1999. Since 1989, Mr. Smiley has been the owner and President of Smiley Investment Company, a venture capital firm based in Little Rock,

Arkansas. From 1983 through 1998, Mr. Smiley served as a director of Acxiom Corporation, a company which provides data delivery and information integration management for customers in the United States and the United Kingdom. He served from 1968 until 1989 as Chairman of the Board and Chief Executive Officer of Systematics, Inc., a predecessor of ALLTEL Data Services Corporation, an Arkansas-based company which provides data processing services to financial institutions throughout the United States and abroad. Mr. Smiley also serves as Chairman of the Board of Directors of Southern Development Banc Corp. He holds an M.B.A. and a B.S. in industrial management from the University of Arkansas.

         The Board of Directors has no reason to believe that the persons named above as nominees for directors will be unable or will decline to serve if elected. However, in the event of death or disqualification of any nominee or refusal or inability of any nominee to serve, it is the intention of the proxyholders named in the accompanying proxy card to vote for the election of such other person or persons as the proxyholders determine in their discretion. In no circumstance will the proxy be voted for more than eight nominees. Properly signed and returned proxies or proxies voted via telephone or Internet, unless revoked, will be voted as directed by the shareholder or, in the absence of such direction, will be voted in favor of the election of the recommended nominees.

         Under North Carolina law and the Company's Bylaws, directors are elected by a plurality of the votes cast by the holders of the Common Stock of the Company at a meeting at which a quorum is present. Plurality means that the individuals who receive the largest number of votes cast, even if less than a majority, are elected as directors up to the maximum number of directors to be chosen at the meeting. Consequently, any shares not voted (whether by abstention, broker nonvote or otherwise) will not be included in determining which nominees receive the highest number of votes. All directors hold office until the next Annual Meeting of the Company's shareholders and until the election and qualification of their successors.

The Board of Directors recommends that the shareholders vote "FOR" the election of the nominees.

Director Attendance and Board Committees

         During the last fiscal year, the Board of Directors met four times. Each person who served as a director during the 2001 fiscal year attended 75% or more of the aggregate number of the Board meetings and committee meetings (held during the period for which the director was in office) of the Board of which the director was a member, except for Arthur M. Pappas who attended 60% of the meetings of the Board.

         The Board of Directors has two standing committees, an Audit Committee and a Compensation Committee. The members of these committees are identified in the table above.

         The Audit Committee is responsible for reviewing the scope, results and effectiveness of the Company's internal accounting controls and the audits by the Company's independent public accountants. Also, the Audit Committee recommends to the Board the engagement of independent auditors. During 2001, the Audit Committee held four meetings.

         The Compensation Committee recommends to the Board of Directors compensation arrangements for certain employees and directors and is responsible for the administration of certain of the Company's compensation plans. Specifically, the Compensation Committee administers the Company's incentive and nonstatutory stock option plans and employee stock purchase plan. During 2001, the Compensation Committee held one meeting.

         The Company does not have a nominating committee of the Board of Directors. The Board performs the functions that might be performed by such a committee.

Compensation of Directors

         During 2001, non-officer directors received a $10,000 annual retainer, payable $2,500 each calendar quarter, and $1,500 per Board of Directors or committee meeting attended, plus expenses. During 2001, the non-officer Chairman of the Board received an $18,000 annual retainer, payable $4,500 each calendar quarter, and $1,500 per Board of Directors or committee meeting attended, plus expenses. No compensation is paid for committee meetings held on the same day as or on days contiguous to the date of a Board of Directors meeting. Non-officer directors also are eligible to receive nonstatutory stock option grants pursuant to the Company's Amended and Restated Incentive Stock Option and Nonstatutory Stock Option Plan. During 2001, each non-officer director of the Company received options to purchase 5,000 shares of Common Stock at an exercise price of $15.625, except for Mr. Klein, who was elected to the Board on March 31, 2001 and received options to purchase a prorated 4,000 shares of Common Stock at an exercise price of $14.563 on April 1, 2001.



                             EXECUTIVE COMPENSATION

         The following tables set forth a summary of compensation earned by or paid to the Company's Chief Executive Officer and the next five most highly compensated executive officers of the Company who served in such capacities on December 31, 2001, for services rendered during the fiscal years indicated.

                           Summary Compensation Table

                                                                   Annual
                                                                   ------
                                                             Compensation (1)(2)            Long Term Compensation
                                                            -----------------------         ----------------------
Name and Principal Position                     Year        Salary        Bonus (3)     Securities Underlying Options (#)
---------------------------                     ----        ------        ---------     ---------------------------------
                                                                                                     (#)
Randall L. Marcuson                             2001       $290,000        $170,800                 50,000
President and Chief                             2000       $280,000        $130,000                 50,000
   Executive Officer                            1999       $260,000        $ 60,000                 20,000

Don T. Seaquist                                 2001       $205,000        $ 65,000                 20,000
Vice President, Finance                         2000       $190,000        $ 55,000                 22,000
   and Administration                           1999       $164,000        $ 30,000                 10,000

David M. Baines, Ph.D.                          2001       $176,000        $ 65,000                 20,000
Vice President, Global                          1999       $168,000        $ 13,000                 12,000
   Marketing and Sales                          1998       $144,450             -0-                 12,000

Brian V. Cosgriff                               2001       $182,000        $ 70,000                 20,000
Vice President, Marketing and                   2000       $170,000        $ 60,000                 22,000
Sales, North America                            1999       $155,000        $ 29,000                 12,000

Catherine A. Ricks, Ph.D.                       2001       $175,000        $ 60,000                 15,000
Vice President, Research                        2000       $155,000        $ 35,000                 13,000
   and Development                              1999       $150,000        $ 21,600                 10,000

Brian C. Hrudka                                 2001       $185,000        $ 50,000                 17,500
Vice President, Global                          2000       $160,700        $ 30,000                 15,000
   Product Development and Supply               1999(4)    $118,700             -0-                    -0-
___________________

(1) No executive officer of the Company received any personal benefits other than those benefits available to all employees through participation in employee benefit plans.
(2) Includes compensation that has been deferred under the Company's 401(k) Retirement Savings Plan.
(3) These incentive compensation payments consist of cash and stock; see Report of the Compensation Committee of the Board of Directors.
(4) This represents a partial year of compensation, as Mr. Hrudka joined the Company in March of 1999.


                        Option Grants in Last Fiscal Year

         The following table sets forth stock options granted by the Company to the named executive officers in the past fiscal year. No stock appreciation rights were granted. The table also sets forth the hypothetical potential realizable values that would exist for the options at the end of their ten-year terms, at assumed rates of stock price appreciation of 5% and 10%. The actual value of the options will depend on the market value of the Company's Common Stock. No gain to the option holders is possible without an increase in the stock price, which will benefit all shareholders proportionately. These potential realizable values, based on 5% and 10% appreciation rates prescribed by the Securities and Exchange Commission, are not intended to forecast possible future appreciation, if any, of the Company's stock price.

                                                   Individual Grants
                                -------------------------------------------------------
                                                                                                        Potential Realizable Value
                                                                                                        at Assumed Annual Rates of
                                                                                                         Stock Price Appreciation
                                Number of       Percent of                                                     for
                                Securities     Total Options                                                Option Term
                                Underlying       granted to      Exercise                               --------------------------
                                 Options       Employees in     Price Per    Expiration
Name                            Granted (1)     Fiscal Year       Share        Date          5%($)           10%($)
----                            -----------    ------------       -----        ----          -----           ------
Randall L. Marcuson               50,000           12.6%         $15.625      2/22/11     $  491,325      $1,245,110
Don T. Seaquist                   20,000            5.0%         $15.625      2/22/11     $  196,530      $  498,044
David M. Baines, Ph.D.            20,000            5.0%         $15.625      2/22/11     $  196,530      $  498,044
Brian V. Cosgriff                 20,000            5.0%         $15.625      2/22/11     $  196,530      $  498,044
Catherine A. Ricks, Ph.D.         15,000            3.8%         $15.625      2/22/11     $  147,398      $  373,533
Brian C. Hrudka                   17,500            4.4%         $15.625      2/22/11     $  171,964      $  435,789
     Totalpotential stock price appreciation from February 22, 2001 to February
       22, 2011 for all shareholders at assumed rates
       of stock price appreciation (2)                                                    $1,400,277      $3,548,564


_________________
(1) The options granted are incentive stock options and nonstatutory stock options and become exercisable 25% per year commencing one year from the date of grant and are fully exercisable four years from the date of grant. Payment of the exercise price must be in cash, or at the discretion of the Compensation Committee, in capital stock of the Company, by a note bearing interest and payable in installments, or by any other lawful means. Generally, the options granted must be exercised within 10 years from the date of grant, but must be exercised within three months after termination of the option holder's employment (for reasons other than disability or death) and within one year after the option holder's disability or death. These stock options include a provision that would accelerate the vesting of the options upon a change in control of the Company.
(2) Based on price of $15.625 on February 22, 2001, and a total of 7,900,846 shares of Common Stock outstanding.

 Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
                                     Values

                                                                     Number of Securities
                                   Shares                           Underlying Unexercised         Value of Unexercised
                                  Acquired                             Options at Fiscal         "In-The-Money" Options at
                                     on              Value                 Year-End                   Fiscal Year-End
Name                            Exercise (#)    Realized ($)(1)    Exercisable/Unexercisable    Exercisable/Unexercisable(2)
----                            ------------    ---------------    -------------------------    ----------------------------
Randall L. Marcuson                   71,820            $391,618        126,500/103,500             $1,425,475/$480,400
Don T. Seaquist                          -0-                 -0-          54,000/44,500             $  617,350/$269,050
David M. Baines, Ph.D.                11,100            $117,833          58,000/42,500             $  664,388/$259,625
Brian V. Cosgriff                     14,000            $153,420          21,250/45,750             $  239,469/$284,956
Catherine A. Ricks, Ph.D.                -0-                 -0-          67,300/32,750             $  770,239/$207,725
Brian C. Hrudka                          -0-                 -0-          21,250/46,250             $  256,235/$351,548

_________________
(1) The value realized is calculated by subtracting the exercise price from the closing market price of the shares acquired on the date of exercise.
(2) Options are In-the-Money if the fair market value of the underlying securities exceeds the exercise price of the options. The value of the options is calculated by subtracting the exercise price from $17.90, the closing market price of the underlying Common Stock as of December 31, 2001.

Employment Agreements

         All employees of the Company, including the executive officers named in the above tables, have entered into employment agreements with the Company. Each employment agreement provides for merit-based salary increases at the Board of Directors' sole discretion and includes confidentiality and non-competition provisions, as well as an ownership provision in the Company's favor for techniques, discoveries and inventions arising during the term of employment. Each employment agreement provides that the named executive officer serves at the pleasure of the Company and does not state a term of employment. Each agreement also provides that if the Company terminates the officer's employment without cause, the officer will be entitled to receive an amount ranging from one to one and one-half times the officer's annual compensation.

         Each of the executive officers of the Company has entered into a Change in Control Severance Agreement with the Company. Each of these agreements provides that after a change in control of the Company, the officer will be entitled to receive certain payments and benefits, including a payment equal to
2.9 times the officer's annual compensation, if within two years the Company terminates the officer's employment for reasons other than cause, disability or death, or if the employee terminates his employment for good reason, for example, a change in the employee's position, responsibilities, or salary. Under these agreements, all stock options held by such officers immediately vest upon a change in control of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and directors to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely on a review of the report forms that were furnished to the Company with respect to 2001, the Company believes that all Section 16(a) filing requirements applicable to its officers, directors and greater-than-10% shareholders were complied with, except for one required

Form 4 report for Mr. Baines for one sale of stock and three exercises of options occurring in December of 2001. Each of these transactions was reported on a Form 5 for the year ended December 31, 2001. The Company has concluded that any such failure to file on a timely basis was inadvertent.

    REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

General

         The Compensation Committee (the Committee) reviews and makes recommendations to the full Board of Directors regarding the overall compensation structure and program of the Company including employee benefit and stock option plans. The Committee serves also as the Stock Option Committee and approves (or recommends to the full Board of Directors at its discretion) the grant of stock options from the Company's various stock option plans. The Committee is composed entirely of non-officer and non-employee directors.

Executive Compensation

         The Company's policy is to pay its executives and other employees at rates competitive with the national or local markets in which it must recruit to enable the Company to maintain a highly competent and productive staff. The Company competes for management personnel with many larger and more profitable companies.

         Compensation of executives consists of the same components as the compensation of other Company employees: monthly salary, company paid fringe benefits (consisting principally of group health and other insurance), incentive compensation, and stock options. Executives are paid salaries within a range established for their position. Salary ranges for executive positions are established using the same process as for other positions and job levels within the Company, i.e., by systematically evaluating the position and assigning a salary range based on comparisons with pay scales for similar positions in reasonably comparable companies using regional and national salary surveys. Companies included in these salary surveys will vary and are not necessarily the same as the companies used for purposes of the performance graph included in this Proxy Statement. Presently, incentive compensation payments and stock option awards are the principal means for rewarding executives for good performance. Adjustments to executive salaries are generally made annually along with adjustments to other employee salaries. Adjustments to executive salaries other than the Chief Executive Officer (CEO) are recommended to the Committee by the CEO based on an executive's performance during the preceding year, the executive's salary relative to the salary range for the position, and the competitive situation. That performance is measured based on the executive's success in achieving goals established at the beginning of the year. Where achievement of these goals cannot readily be measured objectively, the Committee will exercise its subjective judgment in determining the degree to which goals are achieved. Corporate performance also is considered by the Committee, although it is not determinative of executive compensation because corporate performance is best measured over longer periods of time.

         Incentive compensation payments (bonus payments) to executives are generally made annually along with incentive compensation payments to other employees. Incentive compensation payments other than the CEO are recommended to the Committee by the CEO based on an executive's performance during the preceding year. The performance is measured based on the executive's success in achieving goals established in the beginning of the year and on corporate performance. Incentive compensation payments are made to executives in the following manner: 50% of the payment is awarded in the form of shares of the Company's Common Stock and 50% is awarded in the form of cash. This method of payment is intended to increase executive ownership of the Company's Common Stock while providing sufficient cash to withhold taxes on the entire cash/stock compensation.

CEO Compensation

         The CEO's compensation is recommended by the Committee to the full Board of Directors based on the Committee's knowledge of the level appropriate to enable the Company to remain competitive and retain top management.

         In addition, the compensation of Mr. Randall L. Marcuson, President and Chief Executive Officer, has been and is based on the Committee's subjective assessment of his progress toward achieving Company objectives of profitability, developing the Inovoject(R) egg injection system and other products, commercial introduction of those products to the global poultry industry, establishing a commercial presence in international markets, overall organizational development, and enhancing long term shareholder value. In reaching this year's recommendation, particular weight was given to the fact that the Company had met critical development and funding milestones for key research projects and increased revenues and net income from Inovoject(R) systems and other devices, product sales and domestic and international business expansion.

         The incentive compensation payment to Mr. Marcuson is made in the following manner: 67% of the payment is awarded in the form of shares of the Company's Common Stock and 33% is awarded in the form of cash. Like other executives, this method of payment is intended to increase Mr. Marcuson's ownership of the Company's Common Stock while providing sufficient cash to withhold taxes on the entire cash/stock compensation.

Stock Option Grants

         Stock options are intended to enhance the long-term proprietary interest in the Company on the part of employees and others who can contribute to the Company's overall success and to increase the value of the Company to its shareholders.

         Generally all employees of the Company are eligible to receive annual stock option grants. Guidelines are established for ranges of option grants based on the salary ranges of various position levels within the Company. Guideline ranges for stock option grants increase relative to cash compensation as position levels increase, since the Committee believes that employees at higher levels in the organization have a greater opportunity to influence and contribute to shareholder value. The Committee may decide to award stock options greater than the guideline amounts or more frequently than annually, if it believes the recipient has made an exceptional contribution to the Company's progress.

         Stock options are also awarded upon hiring employees to fill certain senior positions in the Company. The size of those awards are determined based on the guidelines for annual awards for the position to be occupied by the new employee and the competitive situation.

         The process for determining amounts of stock option awards is based on the same criteria as those used for determining adjustments to cash compensation, although success in achieving performance goals is weighed more heavily in determining stock option awards.

Policy with Respect to $1 Million Deduction Limit

         All compensation that the Company has paid to its executive officers has been deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended. That section imposes a $1.0 million limit on the U.S. corporate income tax deduction a publicly-held company may claim for compensation paid to its executive officers. An exception to this limitation is available for performance-based compensation. Compensation received as a result of the exercise of stock options may be considered performance-based compensation if certain requirements of Section 162(m) are satisfied. The Company's Amended and Restated Stock Option Plan has been amended to satisfy these requirements, and the Committee intends for all grants of stock options to executives to be deductible as performance-based compensation. In the event that the Committee considers approving other forms of compensation in the future that would exceed the $1.0 million threshold, the Committee will consider what actions, if any, should be taken to make such compensation deductible.

         This report is submitted by the Compensation Committee of the Board of Directors, consisting of the following members:

                                 Peter J. Holzer
                                  John E. Klein
                                Arthur M. Pappas
                                Walter V. Smiley

         REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

         The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company's financial reporting process. All members of the Audit Committee have been determined to be independent, as required by applicable listing standards of Nasdaq. The Audit Committee operates pursuant to a Charter that was adopted by the Board of Directors. Management of the Company is responsible for the preparation, presentation and integrity of the Company's financial statements, the Company's accounting and financial reporting principles, and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the Company's financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States. During the fiscal year ended December 31, 2001, the Audit Committee met four times.

         In the performance of its oversight function, the Audit Committee has reviewed and discussed the audited financial statements with management and the independent auditors. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, communication with Audit Committees, as currently in effect. In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, has considered whether the provision of non-audit services by the independent auditors to the Company is compatible with maintaining the auditors' independence, and has discussed with the auditors the auditors' independence.

         The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent accountants. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions referred to above do not assure that the audit of the Company's financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company's auditors are in fact independent.

         Based upon the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Charter, the Audit Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 to be filed with the Securities and Exchange Commission.

         This report is submitted by the Audit Committee of the Board of Directors, consisting of the following members:

                              C. Daniel Blackshear
                                 Peter J. Holzer
                                  John E. Klein

                      COMPARISON OF CUMULATIVE TOTAL RETURN

         The following graph compares the cumulative total shareholder return on the Company's Common Stock over the five-year period ended December 31, 2001, with the cumulative total return for the same period on the Nasdaq Composite
(US) Index and the Wilshire MicroCap Index. In accordance with Regulation S-K under the Securities Act of 1933, Embrex has elected to use the Wilshire MicroCap Index in lieu of a published industry or line-of-business index or a peer group. Embrex does not believe it can reasonably identify a peer group. Also, Embrex believes that the Wilshire MicroCap Index, which is an index of issuers with similar market capitalizations to the Company, is a more appropriate index for comparison purposes. The graph assumes that at the beginning of the period indicated $100 was invested in the Company's Common Stock and the stock of the companies comprising the Nasdaq Composite (US) Index and the Wilshire MicroCap Index, and that all dividends, if any, were reinvested.

[PERFORMANCE CHART APPEARS HERE. SEE THE TABLE BELOW FOR PLOT POINTS.]



------------------------------------------------------------------------------------------------------------------------------------
Comparison of Cumulative Total Return

                                          12/31/1996     12/31/1997     12/31/1998      12/31/1999     12/31/2000     12/31/2001
------------------------------------------------------------------------------------------------------------------------------------
Embrex, Inc.                               $ 100.00       $  81.27       $  76.49        $ 164.46       $ 235.22       $ 273.85
------------------------------------------------------------------------------------------------------------------------------------
Nasdaq Composite (US)                      $ 100.00       $ 122.11       $ 171.06        $ 250.13       $ 151.85       $ 119.89
------------------------------------------------------------------------------------------------------------------------------------
Wilshire MicroCap Index                    $ 100.00       $ 124.17       $ 114.95        $ 161.89       $ 148.86       $ 184.70
------------------------------------------------------------------------------------------------------------------------------------

PROPOSAL 2: AMENDMENT TO AMENDED AND RESTATED INCENTIVE STOCK OPTION AND NONSTATUTORY STOCK OPTION PLAN

General

         On February 21, 2002, the Board of Directors of the Company approved, subject to shareholder approval, an amendment to the Company's Amended and Restated Incentive Stock Option and Nonstatutory Stock Option Plan (the "Plan") to increase the number of shares of Common Stock that may be issued under the Plan. The Board of Directors recommends that the shareholders approve the proposed amendment to the Plan, which increases the maximum number of shares of Common Stock that may be issued under the Plan from 2,600,000 to 3,400,000. The proposed amendment would not change any other terms of the Plan. Attached to this Proxy Statement as Appendix A is a summary of material terms of the Plan.

Reasons for Approval

         The Board of Directors desires to amend the Plan in order to ensure the availability of an adequate number of shares of Common Stock to allow the Plan to continue. As of March 31, 2002, 1,791,632 shares had been issued or reserved for issuance pursuant to options previously granted under the Plan. Outstanding options granted under the Plan are included in the descriptions of options under the heading "EXECUTIVE COMPENSATION" in this Proxy Statement.

         The purpose of the Plan is to provide a special incentive to selected individuals who have made or are expected to make significant contributions to the business of the Company. The Plan is designed to accomplish this purpose by offering such individuals an opportunity to purchase shares of the Common Stock of the Company so that they will share in the Company's future growth and success. If the proposed amendment to the Plan is not approved by shareholders, the amendment will not become effective.

         The Plan was originally approved by shareholders at the 1993 Annual Meeting and was amended by shareholders at each of the 1996 Annual Meeting, the 1998 Annual Meeting and the 2000 Annual Meeting, each time to increase the maximum number of shares issuable under the Plan (the "Plan Amendments"). The Plan was amended and restated by the Board of Directors in 2000. The Plan and Plan Amendments were submitted to shareholders so that incentive stock options granted under the Plan would be afforded favorable federal tax treatment, as described in the summary of the Plan in Appendix A. The proposed amendment to the Plan is being submitted to shareholders because under the terms of the Plan, a material increase in the maximum number of shares which may be issued under the Plan requires shareholder approval, as well as approval by the Board of Directors. The proposed amendment to the Plan is also being submitted to the shareholders in order that participants under the Plan will be able to continue to avail themselves of favorable federal tax treatment and so that stock options granted under the Plan may qualify as "performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

         As of March 31, 2002, the market price of the Company's Common Stock was $20.85 per share, based on the last reported transaction price on such date for the Common Stock as listed for trading on the Nasdaq National Market System.

Required Vote

         Under North Carolina law and the Company's Bylaws, assuming the presence of a quorum, this amendment to the Plan will be approved if the votes cast in favor of the amendment exceed the votes cast against the amendment. Thus, approval of this amendment requires approval by the affirmative vote, either in person or by proxy, of at least a majority of all shares of the Company's Common Stock voted at the Annual Meeting. The presence at the Annual Meeting, either in person or by proxy, of the holders of a majority of the votes entitled to be cast at such meeting will constitute a quorum for the transaction of business. Abstentions and broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, under North Carolina corporate law, abstentions and broker non-votes will not be treated as votes cast against a proposal in determining whether shareholders have approved a proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE PROPOSED AMENDMENT TO THE PLAN.

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

         Ernst & Young LLP has served as the independent accounting firm of the Company since its inception. Pursuant to the recommendation of the Audit Committee, the Board of Directors has appointed Ernst & Young LLP as independent accountants for the fiscal year ending December 31, 2002. Although the selection and appointment of independent accountants are not required to be submitted to a vote of the shareholders, the Board of Directors desires to obtain shareholder ratification of this appointment. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and to be available to respond to appropriate questions, and will be afforded an opportunity to make a statement.

Fiscal 2001 Audit Firm Fee Summary

         During fiscal year 2001, the Company engaged Ernst & Young LLP to provide services in the following categories and amounts:

                    Audit Fees:             $103,662
                    All Other Fees          $272,008
                                            --------
                    Total:                  $375,670
                                            ========

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP FOR FISCAL YEAR 2002.

                                  MISCELLANEOUS

         Upon written request made by any shareholder to Don T. Seaquist, Vice President Finance and Administration and Corporate Secretary, Embrex, Inc., Post Office Box 13989, Research Triangle Park, North Carolina 27709, a copy of the Company's Annual Report on Form 10-K for the year ended December 31, 2001, including the financial statements, will be provided without charge.

                       SUBMISSION OF SHAREHOLDER PROPOSALS
                             FOR 2003 ANNUAL MEETING

         Any proposal which a shareholder intends to present for a vote of shareholders at the annual meeting of shareholders for the year 2003 and which such shareholder wishes to have included in the Company's proxy statement and form of proxy relating to that meeting must be sent to the Company's principal executive offices, marked to the attention of the Secretary of the Company, and received by the Company at such offices on or before December 17, 2002, which is 120 days prior to the anniversary of the date which this Proxy Statement is being released to shareholders. Proposals received after December 17, 2002 will not be considered for inclusion in the Company's proxy materials for its 2003 annual meeting.

         In addition, if a shareholder intends to present a proposal for a vote at the annual meeting of shareholders for the year 2003, other than by submitting a proposal for inclusion in the Company's proxy statement for that meeting, the shareholder must give timely advance notice in accordance with the Company's Bylaws. To be timely, a shareholder's notice must be received by the Company not earlier than January 27, 2003 and not later than February 25, 2003, which is not more than 80 days and not less than 50 days prior to the anniversary of the date this Proxy Statement was filed with the Securities and

Exchange Commission. The proxy solicited by the board of directors of the Company for the 2003 annual meeting of shareholders will confer discretionary authority to vote on any shareholder proposal presented at that meeting, unless the Company is given notice within such time frame.

         Any shareholder proposal or notice described above must be in writing and sent to the Company by registered mail, return receipt requested, to the Company's executive offices at Post Office Box 13989, Research Triangle Park, North Carolina 27709, Attention: Corporate Secretary. Any such proposal or notice also will be subject to the requirements contained in the Company's Bylaws relating to shareholder proposals and any applicable requirements of the Securities Exchange Act of 1934, as amended.

                                         By Order of the Board of Directors

                                           /s/ Don T. Seaquist

                                            Don T. Seaquist
                                            Secretary

April 15, 2002

                                   Appendix A

Summary of Material Terms of the Embrex, Inc. Amended and Restated Incentive Stock Option and Nonstatutory Stock Option Plan

         The following description of the Company's Amended and Restated Incentive Stock Option and Nonstatutory Stock Option Plan (the "Plan") is a summary of the material terms and provisions of the Plan, is not intended to be a complete description, and is qualified in its entirety by reference to the full text of the Plan. A copy of the Plan may be obtained without charge upon written request made by a shareholder to Don T. Seaquist, Vice President Finance and Administration and Corporate Secretary, Embrex, Inc., Post Office Box 13989, Research Triangle Park, North Carolina 27709.

         GENERAL INFORMATION. The Plan authorizes the Company to grant either "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or nonstatutory stock options. The Plan may be used to grant incentive stock options to employees and nonstatutory stock options to employees, officers, directors, consultants or other parties who have made significant contributions to the Company. The Plan also authorizes the Company to award bonus compensation in the form of stock awards payable in shares of Common Stock of the Company to employees, officers, directors or consultants of the Company. Without the proposed amendment, the aggregate number of shares of Common Stock which may be issued under the Plan may not exceed 2,600,000. The proposed amendment to the Plan would increase such aggregate number of shares to 3,400,000.

         ADMINISTRATION OF PLAN. The Plan is administered by a committee appointed by the Board of Directors, which must consist of two or more directors who are "outside directors" within the meaning of Section 162(m) of the Code or "non-employee directors" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended. Presently, the Compensation Committee of the Board serves as the committee under the Plan. In general, the Compensation Committee has broad discretionary authority regarding the Plan, including the authority to determine which options shall constitute incentive stock options and which options shall constitute nonstatutory stock options, which persons shall be granted options and stock awards and the amount of such options and stock awards, to determine and construe the terms and provisions of the agreements and other documents by which options and stock awards are granted and accepted, and to make all other determinations that the Compensation Committee shall deem necessary or desirable for the administration of the Plan.

         ELIGIBILITY. Those persons eligible to receive incentive stock options under the Plan are certain employees of the Company whom the Compensation Committee may select from time to time in order to fulfill the purpose of the Plan as described above. Those persons eligible to receive nonstatutory stock options under the Plan are certain employees, officers, directors and consultants of the Company, or other parties who have made a significant contribution to the business and success of the Company, as may be selected from time to time by the Compensation Committee or the Board of Directors. Those persons eligible to receive stock awards under the Plan are certain employees, officers, directors and consultants of the Company, as the Board of Directors or the Compensation Committee, in its sole discretion, shall determine from time to time. As of February 21, 2002, there were 188 employees, officers and directors of the Company eligible to receive stock options under the Plan. The granting of stock options is conditioned on the execution by the recipient of an option agreement which shall contain terms and conditions consistent with the Plan as determined by the Compensation Committee or the Board of Directors from time to time. The Company does not receive any payment or other consideration at the time of the granting of the options.

         ANNUAL LIMITATIONS. No participant may be granted options to purchase more than 300,000 shares of Common Stock during any fiscal year of the Company. However, a participant may be granted options to purchase up to 300,000 additional shares of Common Stock in connection with his or her initial service to the Company that will not count against the 300,000 share annual limitation.

         TERMS AND EXERCISE OF INCENTIVE STOCK OPTIONS. The prices at which shares of Common Stock under the incentive stock options may be purchased are determined in the discretion of the Board of Directors or Compensation Committee, but option exercise prices must be no less than the fair market value of the underlying Common Stock at the time of the grant (110% of the fair market value for 10% or greater shareholders). For all incentive stock options issued after April 30, 1998, a person may, at his or her discretion and to the extent permitted by the Board of Directors or the Compensation Committee, elect to pay the purchase price of the shares, (i) in cash, (ii) in Common Stock of the Company (valued at the fair market value thereof on the date of exercise) through the surrender of previously held shares of Common Stock of the Company (by delivery of stock certificates in negotiable form), (iii) by a combination of cash and Common Stock of the Company or (iv) with any other consideration (including payment in accordance with a cashless exercise program under which, if so instructed by a participant, shares of Common Stock of the Company may be issued directly to the participant's broker or dealer upon receipt of the purchase price in cash from the broker or dealer). The Board of Directors or Compensation Committee in its discretion shall determine the term of each incentive stock option, but incentive stock options may not be exercised later than 10 years from the date of grant (5 years for 10% or greater shareholders). Each incentive stock option granted under the Plan is exercisable either in full or installments as set forth in the agreement evidencing the option.

         Incentive stock options are not transferable otherwise than by will or the laws of descent and distribution, and during the optionee's lifetime are exercisable only by the optionee. Generally, incentive stock options granted under the Plan must be exercised within three months after termination of the optionee's employment (for reasons other than cause, disability or death), within one year after the optionee's death or disability, or within 10 years after the date of the option grant. If the optionee's employment is terminated by the Company for cause, the right to exercise the option terminates immediately. The holder of an incentive stock option shall have no rights as a shareholder with respect to the shares of Common Stock covered by the option until the date of issuance of a stock certificate upon the due exercise of the option.

         FEDERAL INCOME TAX CONSEQUENCES OF INCENTIVE STOCK OPTIONS. Incentive stock options issued under the Plan are intended to qualify for favorable tax treatment under the Code. Under the rules governing such options, an employee will not recognize income, and the Company will not be entitled to any deduction, upon the grant of an option to the employee. In addition, the employee will not recognize income, and the Company will not be entitled to any deduction, when the option is exercised. However, the exercise of an incentive stock option may cause the employee to be subject to alternative minimum tax (described below). The employee will recognize gain or loss upon a sale or other disposition of the stock received in exercise of the option. If the disposition occurs more than two years from the date the option was granted and one year from the date the option was exercised, the amount of gain or loss recognized will equal the difference between the amount realized on the disposition of the stock and the option price the employee paid for the stock, and the entire gain will be treated as capital gain. If the disposition occurs before the end of these holding periods, the employee will recognize ordinary income equal to the difference between the fair market value of the stock on the date the option was exercised and the option price paid for the stock. The employee will also recognize capital gain or loss equal to the difference between the amount realized on the disposition of the stock and the sum of the option price the employee paid for the stock and the amount of income, if any, the employee recognized as a result of the disposition. In such a case, the Company will be entitled to a deduction equal to the amount treated as income to the employee.

         The federal alternative minimum tax consequences of the exercise of an incentive stock option differ from the regular tax consequences described above. The difference between the fair market value of the stock on the date the option is exercised and the option price paid for the stock will be a preference item subject to federal alternative minimum tax.

         TERMS AND EXERCISE OF NONSTATUTORY STOCK OPTIONS. The prices at which shares of Common Stock under the nonstatutory stock options may be purchased are determined in the discretion of the Board of Directors or Compensation Committee, but option exercise prices must be no less than the fair market value of the underlying Common Stock at the time of the grant. For all nonstatutory stock options, a person may, at his or her discretion and to the extent permitted by the Board of Directors or the Compensation Committee, elect to pay the purchase price of the shares, (i) in cash, (ii) in Common Stock of the Company (valued at the fair market value thereof on the date of exercise) through the surrender of previously held shares of Common Stock of the Company (by delivery of stock certificates in negotiable form), (iii) by a combination of cash and Common Stock of the Company or (iv) with any other consideration (including payment in accordance with a cashless exercise program under which, if so instructed by a participant, shares of Common Stock of the Company may be issued directly to the participant's broker or dealer upon receipt of the purchase price in cash from the broker or dealer). The Compensation Committee, in its discretion, shall determine the term of each nonstatutory stock option, but such options may not be exercisable more than 10 years from the date of grant. Each nonstatutory stock option granted under the Plan is exercisable either in full or installments as set forth in the agreement evidencing the option.

         Except as determined otherwise by the Compensation Committee, nonstatutory stock options are not transferable otherwise than by will or the laws of descent and distribution, and during the optionee's lifetime are exercisable only by the optionee. Generally, nonstatutory stock options granted under the Plan must be exercised within three months after termination of the optionee's employment (for reasons other than cause, disability or death), within one year after the optionee's death or disability, or within 10 years after the date of the option grant. If the optionee's employment is terminated by the Company for cause, the right to exercise the option terminates immediately.

         The Plan provides that each non-officer director, upon the director's initial election to the Board of Directors, shall receive a nonstatutory option to purchase 2,500 shares of Common Stock, and annually thereafter shall receive a nonstatutory option to purchase 5,000 shares of Common Stock. If a director is not qualified for an award under the above schedule because the director was not still a director at the time of the annual grant, the Compensation Committee, in its discretion, may determine whether or not an option will be awarded.

         FEDERAL INCOME TAX CONSEQUENCES OF NONSTATUTORY STOCK OPTIONS. Under the Code, an individual granted a nonstatutory stock option realizes no taxable income upon receipt of the option, provided the option does not have readily ascertainable fair market value at the date of grant. The employee will recognize ordinary taxable income upon the exercise of the option equal to the excess of the fair market value of the stock acquired at the time of the exercise of the option over the option price paid. The Company generally will be entitled to a corresponding deduction equal to the same amount. The deduction will be allowed in the Company's taxable year which includes the last day of the optionee's taxable year in which the option is exercised. An optionee's tax basis in shares acquired upon the exercise of the option will be the fair market value of such shares on the date the option is exercised. Upon any sale of shares acquired upon exercise of a nonstatutory stock option, the optionee's gain or loss will equal the difference between the amount realized on the sale and such tax basis.

         STOCK AWARDS. The Board of Directors or the Compensation Committee, in its sole discretion, may determine the eligibility, the number of shares covered by stock awards, and all other terms and conditions of stock awards, which do not need to be identical for all stock awards. The Company may grant stock awards either alone or in addition to cash awards or options granted under the Plan.

         EFFECT OF CORPORATE TRANSACTION. If the Company is merged or consolidated with another corporation and is not the successor entity, if all or substantially all of the assets of the Company or more than 50% of the outstanding voting stock of the Company is acquired by another corporation, or if the Company is liquidated, the successor corporation (if any) may assume outstanding options granted under the Plan or substitute equivalent options to purchase stock of the successor corporation. If outstanding options are not assumed or substituted for by the successor corporation, they will automatically become fully vested. Optionees will be given written notice that outstanding options will remain exercisable for a period of time after the date of the notice, and any unexercised options will terminate at the end of that period of time.

         AMENDMENT AND TERMINATION. The Board of Directors may from time to time modify or amend the Plan in any respect, except that without the approval of the shareholders of the Company, the Board may not materially increase the benefits accruing to individuals who participate in the Plan, materially increase the maximum number of shares which may be issued under the Plan (except for permissible adjustments provided in the Plan), or materially modify the requirements as to eligibility for participation in the Plan. The modification or amendment of the Plan shall not, without the consent of the participant, affect his rights under an option or stock award previously granted to him, provided that with respect to incentive stock options, the Board of Directors shall have the right to amend or modify the Plan and any outstanding options granted under the Plan to the extent necessary to qualify such options for favorable income tax treatment (including deferral of taxation upon exercise) as may be afforded incentive stock options under Section 422 of the Code. The Plan terminates upon the earlier of the tenth anniversary of the date of its adoption by the Board of Directors or the date on which all shares available for issuance under the Plan shall have been issued pursuant to the exercise or cancellation of options and stock awards granted under the Plan.

                                   Appendix B

PROXY CARD

                                  EMBREX, INC.

       Proxy for Annual Meeting of Shareholders to be held on May 16, 2002
                       Solicited by the Board of Directors

         Randall L. Marcuson and Don T. Seaquist are each hereby appointed and constituted as attorney and proxy of the undersigned, each with full power of substitution, to represent the undersigned and to vote all of the shares of Common Stock in Embrex, Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the North Carolina Biotechnology Center, 15 Alexander Drive, Research Triangle Park, NC, on May 16, 2002, at 9:00 a.m., local time, and any adjournments of the meeting.

         This proxy and the shares represented hereby will be voted in the manner directed herein by the undersigned. If no direction is made, this proxy and such shares will be voted FOR the proposals set forth below and described in the accompanying proxy statement. The above-named attorneys and proxies will also have the discretionary authority to vote in their discretion upon such other matters as may properly come before the Annual Meeting and any adjournments of the meeting. This proxy may be revoked prior to its exercise.

         The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders, the Proxy Statement for such meeting and the Annual Report to Shareholders for 2001.

         You may vote your proxy by Internet, telephone or mail as described below. If you vote by Internet or telephone, please do not mail the proxy card. If your shares are held in the name of a broker, bank or other holder of record (that is, in "street name"), you may need to contact your broker or other holder to find out whether you can vote by Internet or telephone.

VOTE BY INTERNET - www.proxyvote.com
                   -----------------
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple recorded instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Embrex, Inc. c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

    The Board of Directors Recommends a Vote FOR the Proposals Listed Below.

1. Election of Board of Directors:

[_] FOR all nominees listed below (except as marked to the contrary below).
[_] WITHHOLD AUTHORITY to vote for all nominees listed below.

[_] FOR ALL EXCEPT

C. Daniel Blackshear; Peter J. Holzer; Ganesh M. Kishore, Ph.D.; John E. Klein; Randall L. Marcuson; Walter V. Smiley.

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below:

2. Approval of an amendment to the Company's Amended and Restated Incentive Stock Option and Nonstatutory Stock Option Plan, which would increase the maximum number of shares of Common Stock available for issuance pursuant to such
Plan:

                         [_] FOR [_] AGAINST [_] ABSTAIN

3. Ratification of the action of the Board of Directors in appointing Ernst & Young LLP as independent accountants for the Company for the fiscal year ending December 31, 2002:

                         [_] FOR [_] AGAINST [_] ABSTAIN

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. Please sign exactly as your name appears to the right. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign the full corporate name by the President or other authorized officer. If a partnership or other non-corporate entity, please sign in the entity's name by an authorized person.

                          Dated: ________________, 2002
                             (Be sure to date proxy)

                       __________________________________
                       Signature and title, if applicable

                       __________________________________
                            Signature if held jointly

                                   Appendix C

                                  EMBREX, INC.

                   AMENDED AND RESTATED INCENTIVE STOCK OPTION
                       AND NONSTATUTORY STOCK OPTION PLAN

                                  July 20, 2000

1. Purpose

The purpose of this Incentive Stock Option and Nonstatutory Stock Option Plan (hereinafter referred to as the "Plan") is to provide a special incentive to selected individuals ("Participants") who have made significant contributions to the business of Embrex, Inc. (hereinafter referred to as the "Company"). The Plan is designed to accomplish this purpose by offering such individuals an opportunity to purchase shares of the Common Stock of the Company so that they will share in the Company's future growth and success.

2. Administration and Types of Option

(a) Administration. The Plan shall be administered by a Compensation Committee (the "Committee") to be established by the Board of Directors of the Company (the "Board"). To the extent that the Board determines it to be desirable to qualify options and stock awards granted hereunder as "performance- based compensation" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), or to qualify transactions hereunder as exempt under Rule 16b-3 under Section 16(b) of the Securities Exchange Act of 1934, as amended, the Compensation Committee shall consist, as applicable, of two or more "outside directors" within the meaning of Section 162(m) or two or more "non-employee directors" within the meaning of Rule 16b-3. The Committee shall have authority, consistent with the Plan,

(1) to grant options and stock awards pursuant to this Plan;

(2) to determine which individuals shall be granted options and stock awards;

(3) to determine the time or times when options and stock awards shall be granted and the number of shares of Common Stock to be subject to each grant;

(4) to determine which options shall constitute incentive stock options and which options shall constitute nonstatutory stock options;

(5) to determine the option price of the shares subject to each option and the method of payment of such price;

(6) to determine the time or times when each option becomes exercisable and the duration of the exercise period, subject to the limitations contained in Paragraph 6(b);

(7) to prescribe the form or forms of the instruments evidencing any options and stock awards granted under the Plan and of any other instruments required under the Plan and to change such forms from time to time;

(8) to adopt, amend and rescind rules and regulations for the administration of the Plan and the options and stock awards and for its own acts and proceedings; and

(9) to decide all questions and settle all controversies and disputes which may arise in connection with the Plan. All decisions, determinations and interpretations of the Committee shall be binding on all parties concerned. (b) Types of Options. Pursuant to this Plan, the Company is authorized to grant two types of options: incentive stock options within the meaning of Section 422 of the Code and nonstatutory stock options.

(c) Stock Awards. Pursuant to this Plan, the Company is authorized to award bonus compensation in the form of stock awards. Stock awards shall be paid in shares of Common Stock of the Company.

3. Participants

(a) Incentive Stock Options. Incentive stock options shall be granted only to Participants who are, at the time of grant, employees of the Company or of any Parent Corporation or Subsidiary. No Participant shall be granted any incentive stock option under the Plan who, at the time such option is granted, owns, directly or indirectly, Common Stock of the Company possessing more than 10% of the total combined voting power of all classes of stock of the Company or of any Parent Corporation or Subsidiary, unless the requirements of paragraph (4)(ii) of Section 7(a) are satisfied. A Participant who has been granted an incentive stock option may, if he or she is otherwise eligible, be granted an additional option or options if the Board shall so determine.

(b) Nonstatutory Stock Options. Nonstatutory stock options shall be granted only to Participants who are, at the time of grant, employees of the Company, officers, directors, consultants or any other parties who have made a significant contribution to the business and success of the Company, as may be selected from time to time by the Board or Committee in its discretion. A Participant who has been granted a nonstatutory stock option may, if he or she is otherwise eligible, be granted an additional option or options if the Board shall so determine.

(c) Stock Awards. Stock Awards shall be granted, in the sole discretion of the Board or Committee, to Participants who are, at the time of grant, employees, officers, directors, consultants or advisors of the Company or any Parent or Subsidiary corporation or any branch or representative office of the Company.

4. Stock Subject to the Plan

No option or stock award shall be granted under the Plan after December 31, 2002, but options theretofore granted may extend beyond that date. Subject to adjustment as provided in Section 14 of the Plan, the maximum number of shares of Common Stock of the Company which may be issued and sold under the Plan is two million six hundred thousand (2,600,000) shares. Such shares may be authorized and unissued shares or may be shares issued and thereafter acquired by the Company. If an option or stock award granted under the Plan shall expire or terminate for any reason without having been exercised in full, the unpurchased shares subject to such option or stock award shall again be available for subsequent grants under the Plan. Stock issuable upon exercise of an option or stock award granted under the Plan may be subject to such restrictions on transfer, repurchase rights or other restrictions as shall be determined by the Board or the Committee.

5. Forms of Option Agreements

As a condition to the grant of an option under the Plan, each recipient of an option shall execute an option agreement substantially in the form of Exhibit A, or in such other form not inconsistent with the Plan as shall be specified by the Board or the Committee at the time such option is authorized to be granted.

6. Annual Limitations.

The following limitations shall apply to grants of options:

(a) No Participant shall be granted, in any fiscal year of the Company, options to purchase more than 300,000 shares of Common Stock.

(b) In connection with his or her initial service, a Participant may be granted options to purchase more than 300,000 shares of Common Stock which shall not count against the limit set forth in Section 6(a) above.

(c) The foregoing limitations shall be adjusted proportionately in connection with any change in the Company's capitalization as described in Section 15 hereof.

(d) If an option is canceled in the same fiscal year of the Company in which it was granted (other than in connection with a transaction described in Section
16), the canceled option will be counted against the limits set forth in Section 6(a) and Section 6(b) above. For this purpose, if the exercise price of an option is reduced, the transaction will be treated as a cancellation of the option and the grant of a new option.

7. Terms and Conditions of Options

All options granted under the Plan shall be subject to the following terms and conditions (except as provided in Section 11) and to such other terms and conditions as the Board or Committee shall determine to be appropriate to accomplish the purposes of the Plan:

(a) Incentive Stock Options

(1) Purchase Price. The purchase price per share of stock deliverable upon exercise of an option shall be determined by the Board or Committee on the date such option is granted; provided, however, that the exercise price shall not be less than 100% of the fair market value of such stock, as determined by the Board, at the grant of such option, or less than 110% of such fair market value in the case of options described in paragraph (4)(ii) of Section 7(a).

(2) Option Period. Each option and all rights hereunder shall expire on such date as the Board or the Committee shall determine on the date such option is granted, but in no event after the expiration of ten years from the day on which the option is granted (or five years in the case of options described in paragraph (4)(ii) of Section 7(a)), and shall be subject to earlier termination as provided in the Plan.

(3) Termination of Employment. No option may be exercised unless, at the time of such exercise, the Participant is, and has been, since the date of grant of his or her option, continuously employed by one or more of the Company, a Parent Corporation or a Subsidiary, except that if and to the extent the option agreement or instrument so provides:

(i) the option may be exercised within such period of time as is specified in the option agreement to the extent that the option is vested on the date of termination (but in no event later than the expiration of the term of such option as set forth in the option agreement). In the absence of a specified time in the option agreement, the option shall remain exercisable for three (3) months following the Participant's termination;

(ii) if the Participant dies while in the employ of the Company, a Parent Corporation or a Subsidiary or within three months after the Participant ceases to be such an employee, the option may be exercised within such period of time as is specified in the option agreement to the extent that the option is vested on the date of death (but in no event later than the expiration of the term of such option as set forth in the option agreement) by the Participant's estate or by a person who acquires the right to exercise the option by bequest or inheritance. In the absence of a specified time in the option agreement, the option shall remain exercisable for twelve (12) months following the Participant's death; and

(iii) if the Participant becomes disabled (within the meaning of Section 22(e)(3) of the Code) while in the employ of the Company, a Parent Corporation or Subsidiary, and ceases to be an employee as a result of such disability, the Participant may exercise his or her option within such period of time as is specified in the option agreement to the extent the option is vested on the date of termination, but in no event later than the expiration date of the term of such option as set forth in the option agreement. In the absence of a specified time in the option agreement, the option shall remain exercisable for twelve
(12) months following the Participant's termination;

(iv) if the Participant ceases his or her employment with the Company, a Parent Corporation or Subsidiary because he or she is discharged for cause, the right to exercise the option shall terminate immediately upon such cessation of employment; provided, however, that in no event may any option be exercised after the expiration date of the option nor may any option be exercised to an extent greater than that exercisable on the last day of the Participant's employment. For all purposes of the Plan and any option granted hereunder, "employment" shall be defined in accordance with the provisions of Section 1.421-7(h) of the Income Tax Regulations (or any successor regulations).

(4) Limitations.

(i) Dollar Limitation. The aggregate fair market value (determined as of the respective date or dates of grant) of the Common Stock with respect to which options granted to any employee under the Plan (and under any other incentive stock option plans of the Company, and any Parent Corporation and Subsidiary) are exercisable for the first time shall not exceed $100,000 in any one calendar year. In the event that Section 422 of the Code is amended to alter the limitation set forth therein so that following such amendment such limitation shall differ from the limitation set forth in this paragraph, the limitation of this paragraph shall be automatically adjusted accordingly.

(ii) Ten Percent Shareholder. If any employee to whom an option is to be granted under the Plan is at the time of the grant of such option the owner of stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of any Parent Corporation or any Subsidiary, then the following special provisions shall be applicable to the option granted to such individual: the purchase price per share of the Common Stock subject to such option shall not be less than 110% of the fair market value of one share of Common Stock at the time of grant and the option exercise period shall not exceed five years from the date of grant.

(b) Nonstatutory Stock Options

(1) Purchase Price. The purchase price per share of stock deliverable upon exercise of an option shall be determined by the Board or Committee on the date such option is granted; provided, however, that the exercise price shall not be less than one hundred percent (100%) of the fair market value of such stock, as determined by the Board or Committee, at the grant of such option.

(2) Period of Options. The period of an option shall not exceed ten years from the date of grant.

(3) Termination of Employment. No option may be exercised unless, at the time of such exercise, the

Participant is, and has been continuously since the date of grant of his or her option, employed by one or more of the Company, a Parent Corporation or a Subsidiary, except that if and to the extent the option agreement or instrument so provides:

(i) the option may be exercised within such period of time as is specified in the option agreement to the extent that the option is vested on the date of termination (but in no event later than the expiration of the term of such option as set forth in the option agreement). In the absence of a specified time in the option agreement, the option shall remain exercisable for three (3) months following the Participant's termination;

(ii) if the Participant dies while in the employ of the Company, a Parent Corporation or a Subsidiary or within three months after the Participant ceases to be such an employee, the option may be exercised within such period of time as is specified in the option agreement to the extent that the option is vested on the date of death (but in no event later than the expiration of the term of such option as set forth in the option agreement) by the Participant's estate or by a person who acquires the right to exercise the option by bequest or inheritance. In the absence of a specified time in the option agreement, the option shall remain exercisable for twelve (12) months following the Participant's death; and

(iii) if the Participant becomes disabled (within the meaning of Section 22(e)(3) of the Code) while in the employ of the Company, a Parent Corporation or Subsidiary, and ceases to be an employee as a result of such disability, the Participant may exercise his or her option within such period of time as is specified in the option agreement to the extent the option is vested on the date of termination, but in no event later than the expiration date of the term of such option as set forth in the option agreement. In the absence of a specified time in the option agreement, the option shall remain exercisable for twelve
(12) months following the Participant's termination;

(iv) if the Participant ceases his or her employment with the Company, a Parent Corporation or Subsidiary because he or she is discharged for cause, the right to exercise the option shall terminate immediately upon such cessation of employment; provided, however, that in no event may any option be exercised after the expiration date of the option nor may any option be exercised to an extent greater than that exercisable on the last day of the Participant's employment. For all purposes of the Plan and any option granted hereunder, "employment" shall be defined in accordance with the provisions of Section 1.421-7(h) of the Income Tax Regulations (or any successor regulations).

(6) Director Options. Notwithstanding the Committee's authority to administer the Plan as set forth in Section 2(a) hereinabove, options shall be granted to all nonofficer members of the Board upon their initial election to the Board and on an annual basis without further action by the Committee or the Board. Each qualifying director shall receive an option to purchase 2,500 shares at the fair market value of such shares on the date of grant upon his or her initial election or appointment to the Board (commencing with appointments or elections of nonofficer directors in and after 1995) and shall receive annually an option to purchase additional shares at the fair market value of such shares on the date of grant in accordance with the following schedule:

                             Year              Number of Shares
                             ----              ----------------

                             1993                    2,000
                             1994                    3,000
                             1995                    4,000
                             1996 and each
                             year thereafter         5,000

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Director options shall be exercisable for a full ten-year period, whether or not a director remains with the Company for the entire period, and the vesting schedule for director options shall be at the discretion of the Committee. If a director has not qualified for an annual award under the schedule above because he or she was not still a director at the time of the annual grant, whether by reason of resignation, removal or death, the Committee shall, in its sole discretion, determine whether or not an option shall be awarded and the number of shares purchasable under any such option.

8.  Exercise of Options

(a) Each option granted under the Plan shall be exercisable either in full or in installments at such time or times, and during such period, as shall be set forth in the agreement evidencing such option; provided, however, that no option granted under the Plan shall have a term in excess of ten years from the date of grant.

(b) A person electing to exercise an option shall give written notice to the Company, as specified by the Board or Committee, of his election and of the number of shares he/she has elected to purchase, such notice to be accompanied by such instruments or documents as may be required by the Board or Committee, and unless otherwise directed by the Board or Committee shall at the time of such exercise tender the purchase price in cash of the shares he/she has elected to purchase. For all nonstatutory stock options granted prior to April 30, 1998 and for all nonstatutory and all incentive stock options issued after April 30, 1998, payment of the purchase price of the shares may be made, at the discretion of the Participant, and to the extent permitted by the Board or Committee, (i) in cash, (ii) in Common Stock of the Company (valued at the fair market value thereof on the date of exercise) through the surrender of previously held shares of Common Stock of the Company (by delivery of stock certificates in negotiable form), (iii) by a combination of cash and Common Stock of the Company or (iv) with any other consideration (including payment in accordance with a cashless exercise program under which, if so instructed by the participant, shares of Common Stock of the Company may be issued directly to the participant's broker or dealer upon receipt of the purchase price in cash from the broker or dealer).

9.  Payment for Issuance of Shares

The Board or Committee may in its sole discretion permit the issuance of stock upon a partial payment under any plan it deems reasonable, provided that the then unpaid portion of the purchase price shall be evidenced by a promissory note at such rate of interest and upon such other terms and conditions as the Board or Committee shall deem appropriate. In all cases where stock is issued for less than present full payment of the purchase price, there shall be placed upon the certificate a legend setting forth the amount paid at issuance, and the amount remaining unpaid thereon, and that the shares are subject to call for the remainder and may not be transferred by the holder until the balance due thereon shall be fully paid.

The Company shall not be obligated to issue any shares unless and until, in the opinion of the Company's counsel, all applicable laws and regulations have been complied with, nor, in the event the outstanding Common Stock is at the time listed upon any stock exchange, unless and until the shares to be issued have been listed or authorized to be added to the list upon official notice of issuance upon such exchange, nor unless or until all other legal matters in connection with the issuance and delivery of shares have been approved by the Company's counsel. Without limiting the generality of the foregoing, the Company may require from the Participant such investment representation or such agreement, if any, as counsel for the Company may consider necessary in order to comply with the Securities Act of 1933 as then in effect, and may require that the Participant agree that any sale of the shares will be made only in such manner as is permitted by the Board or Committee and that the Participant will notify the Company when he/she intends to make any disposition of the shares whether by sale, gift or otherwise. The Participant shall take any action reasonably requested by the Company in such connection. A Participant shall have the rights

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

of a shareholder only as to shares actually acquired by him/her under the Plan.

10. Nontransferability of Options

Unless determined otherwise by the Committee, an option may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Committee makes an option transferable, such option shall contain such additional terms and conditions as the Committee deems appropriate.

11. Replacement Options

The Company may grant options under the Plan on terms differing from those provided for in Section 7 where such options are granted in substitution for options held by employees of other corporations who concurrently become employees of the Company or a subsidiary as the result of a merger, consolidation or other reorganization of the employing corporation with the Company or subsidiary, or the acquisition by the Company or a subsidiary of the business, property or stock of the employing corporation. The Committee may direct that the substitute options be granted on such terms and conditions as the Board or Committee considers appropriate in the circumstances.

12. Stock Awards

Stock awards are bonus awards payable to Participants in shares of Common Stock. Stock awards may be granted either alone or in addition to cash awards or options granted under this Plan. The Board or the Committee, in its sole discretion, shall determine eligibility, the number of shares covered by stock awards and all other terms and conditions of stock awards, which need not be identical with respect to all stock awards.

13. General Restrictions

(a) Investment Representation. The Company may require any person to whom an option or stock award is granted, to give written assurances in substance and form satisfactory to the Company to the effect that such person is acquiring the Common Stock subject to the option or stock award for his or her own account for investment and not with any present intention of selling or otherwise distributing the same, and to such other effects as the Company deems necessary or appropriate in order to comply with Federal and applicable state securities laws.

(b) Compliance with Securities Laws. Each option and stock award shall be subject to the requirement that, if at any time counsel to the Company shall determine that the listing, registration or qualification of the shares subject to such option or stock award upon any securities exchange or under any state or Federal law, or the consent or approval of any governmental or regulatory body, is necessary as a condition of, or in connection with, the issuance or purchase of shares thereunder, such option or stock award may not be accepted or exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained on conditions acceptable to the Board. Nothing herein shall be deemed to require the Company to apply for or to obtain such a listing, registration or qualification.

14. Rights as a Shareholder

The holder of an option or stock award shall have no rights as a shareholder with respect to any shares covered by the option or stock award until the date of issue of a stock certificate to him or her for such

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

shares. Except as otherwise expressly provided in the Plan, no adjustments shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.

15. Recapitalization

In the event that the outstanding shares of Common Stock of the Company are changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any recapitalization, reclassification, stock split, stock dividend, combination or subdivision, appropriate adjustment shall be made in the number and kind of shares available under the Plan and under any options or stock awards granted under the Plan. Such adjustment to outstanding options shall be made without change in the total price applicable to the unexercised portion of such options, and a corresponding adjustment in the applicable option price per share shall be made. No such adjustment shall be made which would, within the meaning of any applicable provisions of the Code, constitute a modification, extension or renewal of any option or a grant of additional benefits to the holder of an option or which would cause any incentive stock option to fail to continue to qualify as an incentive stock option within the meaning of Section 422 of the Code.

16. Reorganization

In case the Company is merged or consolidated with another corporation and the Company is not the surviving corporation, or in case all or substantially all of the assets or more than 50% of the outstanding voting stock of the Company is acquired by any other corporation, or in case of a reorganization or liquidation of the Company, the Board or the board of directors of any corporation assuming the obligations of the Company, shall, as to outstanding options, either (i) make appropriate provisions for the protection of any such outstanding options by the substitution on an equitable basis of appropriate stock of the Company, or of the merged, consolidated or otherwise reorganized corporation which will be issuable in respect of the shares of Common Stock of the Company, provided that no additional benefits shall be conferred upon Participants as a result of such substitution, and the excess of the aggregate fair market value of the shares subject to the options immediately after such substitution over the purchase price thereof is not more than the excess of the aggregate fair market value of the shares subject to such options immediately before such substitution over the purchase price thereof, or (ii) provide written notice to the Participants that all unexercised options must be exercised within a specified number of days of the date of such notice or they will be terminated. In any such case, the exercise dates of outstanding options shall automatically accelerate and the options shall become fully vested and exercisable as of the date of such notice and shall remain exercisable for such specified period of days thereafter.

17. No Special Rights

In the event the holder of an option or stock award is also an employee of, or has any other relationship with, the Company, nothing contained in this Plan or in any option or stock award granted under the Plan shall confer upon any holder of an option or stock award any right with respect to the continuation of his or her employment or other relationship with the Company (or any Parent Corporation or Subsidiary), nor shall it interfere in any way with the right of the Company (or any Parent Corporation or Subsidiary) at any time to terminate such employment or other relationship or to increase or decrease the compensation of the holder of the option or stock award from the rate in existence at the time of the grant of an option or stock award. Whether an authorized leave or absence, or absence in military or governmental service, shall constitute termination or cessation of employment for purposes of this Plan shall be determined by the Board, except as regulated by law.

18. Definitions

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

(a) Subsidiary. The term "Subsidiary" as used in the Plan shall mean any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(b) Parent Corporation. The term "Parent Corporation" as used in the Plan shall mean any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of the corporations other than the Company owns stock possessing 50% or more of the combined voting power of all classes of stock in one of the other corporations in such chain.

19. Amendment

The Board or the Committee may at any time discontinue granting options or stock awards under the Plan. In addition, the Board may at any time and from time to time modify or amend the Plan in any respect, except that without the approval of the shareholders of the Company, the Board may not (a) materially increase the benefits accruing to individuals who participate in the Plan, (b) materially increase the maximum number of shares which may be issued under the Plan (except for permissible adjustments provided in the Plan), or (c) materially modify the requirements as to eligibility for participation in the Plan. The modification or amendment of the Plan shall not, without the consent of a Participant, affect his or her rights under an option or stock award previously granted to him or her; provided, however, that with the consent of the Participant affected, the Board may amend outstanding option agreements and stock awards in a manner not inconsistent with the Plan and, with respect to incentive stock options, the Board shall have the right to amend or modify the terms and provisions of the Plan and of any such options outstanding granted under the Plan to the extent necessary to qualify any or all such options for favorable income tax treatment (including deferral of taxation upon exercise) as may be afforded incentive stock options under Section 422 of the Code.

20. Withholding

The Company's obligation to deliver shares upon the exercise of any option or any stock award granted under the Plan shall be subject to the holder's satisfaction of all applicable Federal, state and local tax withholding requirements.

21. Section 16 Compliance

With respect to persons subject to Section 16 of the Securities Exchange Act of 1934 (the "1934 Act"), transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successor rules under the 1934 Act. To the extent that any provision of this Plan or action by the Committee or Board fails to so comply, such provision or action shall be deemed null and void to the extent permitted by law and deemed advisable by the Committee or Board.

22. Effective Date and Duration of the Plan

(a) Effective Date. The Plan shall become effective when adopted by the Board, but no option granted under the Plan shall become exercisable and no stock award shall be granted unless and until the Plan shall have been approved by the Company's shareholders. If such shareholder approval is not obtained within twelve months after the date of the Board's adoption of the Plan, any options and stock awards previously granted under the Plan shall terminate and no further options or stock awards shall be granted. Subject to this limitation, options and stock awards may be granted under the Plan at any time after the effective date and before the date fixed for termination of the Plan.

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

(b) Termination. The Plan shall terminate upon the earlier of (i) the close of business on the day preceding the tenth anniversary of the date of its adoption by the Board, or (ii) the date on which all shares available for issuance under the Plan shall have been issued pursuant to the exercise or cancellation of options and stock awards granted under the Plan. If the date of termination is determined under (i) above, options and stock awards outstanding on such date shall continue to have force and effect in accordance with the provisions of the instruments evidencing such grants.

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